Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, August 2, 2021

MEDIA CONTACT:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Grace Scott (918) 573-1092

Williams Reports Higher Results
Across Key Metrics in Second Quarter

TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and six months ended June 30, 2021.

Results exceed expectations and trend toward higher end of previously increased 2021 financial guidance
•Net income of $304 million, or $0.25 per diluted share (EPS)
•Adjusted EPS of $0.27 per diluted share – up 8% from 2Q 2020
•Cash flow from operations (CFFO) of $1.1 billion – down $86 million or 8% from 2Q 2020; however, decline was due to working capital fluctuations
•Available funds from operations (AFFO) of $919 million – up $47 million or 5% from 2Q 2020
•Adjusted EBITDA of $1.317 billion – up $77 million or 6% from 2Q 2020
•Achieved record quarterly gathering volumes of 13.79 Bcf/d
•Debt-to-Adjusted EBITDA at quarter end: 4.13x
•Dividend coverage ratio is 1.85x (AFFO basis)

Recently executed strategic transactions to drive optimization, synergies and volume growth across portfolio of assets
•Finalized upstream JV with GeoSouthern in Haynesville, in addition to previously announced JV with Crowheart in Wamsutter
•Closed Sequent Energy Management acquisition
•Signed definitive agreements for Shenandoah deepwater Gulf of Mexico expansion project
•Signed definitive agreements for Whale deepwater Gulf of Mexico expansion project following producer customer reaching final investment decision (FID)

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“Williams once again posted another strong quarter of results with Adjusted EBITDA up 6 percent, reflecting record quarterly gas gathering volumes and the successful execution of several critical Transco expansion projects. Our natural gas focused strategy continues to deliver, driven by our connections in the best supply areas and evidenced in another quarter of growth in our gathering volumes despite flat production nationwide. As we move into the second half of the year, we are trending to the higher end of our previously increased 2021 financial guidance and are on track to bring into full service the Leidy South Transco expansion ahead of schedule and in time for the winter heating season.

“Our strategy of connecting the best supplies of affordable, reliable and clean natural gas with growing customer demand continues to produce sustainable growth for our shareholders. Our recent acquisition of Sequent is designed to enhance this strategy and accelerate our natural gas pipeline and storage optimization activities. In addition, our upstream joint ventures with Crowheart in the Wamsutter and GeoSouthern in the Haynesville enhance the value of our midstream infrastructure in those regions, while setting the stage for future clean energy development.

Armstrong added, “As detailed in our latest sustainability report published last week, we continue to capture near-term emissions reduction opportunities while driving a variety of other ESG initiatives focused on building strong communities, environmental stewardship and workforce diversity. I appreciate our employees for their commitment to sustainable operations as we meet today’s growing need for natural gas and leverage our leading infrastructure for additional low-carbon solutions.”

Williams Summary Financial Information	2Q				Year to Date
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2021		2020		2021		2020

GAAP Measures
Net Income (Loss)	$304		$303		$729		($215)
Net Income (Loss) Per Share	$0.25		$0.25		$0.60		($0.18)
Cash Flow From Operations	$1,057		$1,143		$1,972		$1,930

Non-GAAP Measures (1)
Adjusted EBITDA	$1,317		$1,240		$2,732		$2,502
Adjusted Income	$327		$305		$756		$618
Adjusted Income Per Share	$0.27		$0.25		$0.62		$0.51
Available Funds from Operations	$919		$872		$1,948		$1,792
Dividend Coverage Ratio	1.85	x	1.79	x	1.96	x	1.85	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	4.13x		4.31	x
Capital Investments (3)	$460		$363		$737		$647

(1) Schedules reconciling Adjusted Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital Investments includes increases to property, plant, and equipment, purchases of businesses, net of cash acquired, and purchases of and contributions to equity-method investments.

GAAP Measures

•Second-quarter 2021 net income was consistent with the prior year, reflecting $26 million of increased earnings from Northeast G&P equity-method investments and revenues from recently acquired upstream operations, as well as the benefit of increased service revenues from Transco expansion projects and Northeast G&P, partially offset by a decrease from lower gathering volumes in the West. These favorable impacts were substantially offset by $33 million of higher depreciation expense primarily related to accelerated depreciation on decommissioning assets and higher operating and maintenance costs.
•Year-to-date 2021 net income improved by $944 million over the prior year, reflecting $136 million of higher commodity margins, $54 million of increased earnings from Northeast G&P equity-method investments, and revenues from recently acquired upstream operations, partially offset by $42 million of higher depreciation expense and higher operating and maintenance costs. The improvement over last year also reflects the absence of $1.2 billion in pre-tax charges in 2020 related to impairments of equity-method investments, goodwill and goodwill at an equity investee, of which $65 million was attributable to noncontrolling interests. The provision for income taxes changed unfavorably by $347 million primarily due to higher pre-tax income.
•The severe winter weather impact in February 2021 and the associated effect on commodity prices is estimated to have had a net favorable impact on our pre-tax results of approximately $77 million, primarily within our commodity margins and results from upstream operations.

•Cash flow from operations for the second quarter of 2021 decreased as compared to 2020 primarily due to net working capital and other changes, partially offset by $15 million higher distributions from equity-method investments. Year-to-date, cash flow from operations increased due to higher operating results exclusive of non-cash charges and $22 million higher distributions from equity-method investments, partially offset by net working capital and other changes.

Non-GAAP Measures

•Second-quarter 2021 Adjusted EBITDA increased by $77 million over the prior year, driven by the previously described benefits from recently acquired upstream operations and increased service revenues, as well as $41 million higher proportional EBITDA from Northeast G&P equity-method investments. These improvements were partially offset by higher operating and maintenance costs.
•Year-to-date Adjusted EBITDA increased by $230 million over the prior year, driven by the previously described benefits from commodity margins and recently acquired upstream operations, as well as $74 million higher proportional EBITDA from Northeast G&P equity-method investments. These improvements were partially offset by higher operating and maintenance costs.
•Second-quarter 2021 Adjusted Income improved by $22 million over the prior year, while year-to-date Adjusted Income improved by $138 million. The year-to-date increase was driven by the previously described impacts to net income, adjusted to remove the effects of the absence of $1.2 billion in pre-tax charges in 2020 related to impairments and related noncontrolling interest and income tax effects. Second-quarter and year-to-date 2021 were also adjusted to remove the impact of accelerated depreciation on decommissioning assets.
•Second-quarter 2021 Available Funds From Operations increased by $47 million, primarily due to higher operating results exclusive of non-cash charges, $15 million higher distributions from equity-method investments and lower distributions to noncontrolling interests. The year-to-date increase of $156 million largely reflects higher operating results exclusive of non-cash charges and $22 million higher distributions from equity-method investments.

Business Segment Results & Form 10-Q

Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West and Other. For more information, see the company's second-quarter 2021 Form 10-Q.

	Second Quarter						Year to Date
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	2Q 2021	2Q 2020	Change	2Q 2021	2Q 2020	Change	2021	2020	Change	2021	2020	Change
Transmission & Gulf of Mexico	$646	$615	$31	$648	$617	$31	$1,306	$1,277	$29	$1,308	$1,286	$22
Northeast G&P	409	370	39	409	363	46	811	739	72	811	733	78
West	231	253	(22)	231	252	(21)	546	468	78	546	468	78
Other	20	8	12	29	8	21	53	15	38	67	15	52
Totals	$1,306	$1,246	$60	$1,317	$1,240	$77	$2,716	$2,499	$217	$2,732	$2,502	$230

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission & Gulf of Mexico

•Second-quarter 2021 Modified and Adjusted EBITDA improved compared to the prior year driven by higher natural gas transmission service revenues related to recent expansion projects.
•Year-to-date Modified and Adjusted EBITDA also improved compared to the prior year, as higher service revenues, commodity margins, and proportional EBITDA from equity-method investments were partially offset by higher operating and administrative costs.

Northeast G&P

•Second-quarter and year-to-date 2021 Modified and Adjusted EBITDA increased over the prior year driven by higher proportional EBITDA from equity-method investments associated with higher gathering volumes on our Bradford and Marcellus South systems, along with the benefit of an increased ownership in Blue Racer Midstream, acquired in November 2020.

•Gross gathering volumes for second-quarter 2021, including 100% of operated equity-method investments, increased by 9% over the same period in 2020.

West

•Second-quarter 2021 Modified and Adjusted EBITDA declined compared to the prior year primarily due to lower service revenues reflecting lower gathering volumes, lower Barnett deferred revenue amortization and the absence of a deficiency fee, partially offset by higher commodity margins driven by higher prices.
•Year-to-date 2021 Modified and Adjusted EBITDA increased over the prior year primarily due to an estimated $55 million net favorable impact from the February 2021 severe winter weather, $63 million of higher commodity margins driven by higher prices and the absence of prior year inventory impacts, and lower operating and administrative costs. These favorable changes were partially offset by lower service revenues reflecting lower Haynesville gathering revenues from lower rates and volumes, lower Barnett deferred revenue amortization and the absence of a deficiency fee, as well as lower proportional EBITDA from equity method investments driven by reduced transportation volumes on Overland Pass Pipeline.

Other
•Second-quarter and year-to-date 2021 Modified and Adjusted EBITDA improved compared to the prior year primarily due to our recently acquired oil and gas producing properties. The year-to-date increase reflects an estimated $22 million attributable to the February 2021 severe winter weather.

2021 Financial Guidance

The company expects 2021 Adjusted EBITDA at the higher end of the previously increased guidance range of $5.2 billion to $5.4 billion and Available Funds from Operations between $3.7 billion and $3.9 billion. Moreover, the leverage ratio is expected to be less than the 4.2x midpoint for year-end 2021; growth capex is reaffirmed at $1 billion to $1.2 billion. Importantly, Williams expects to generate positive free cash flow (after capital expenditures and dividends), allowing it to retain financial flexibility.

Williams' Second-Quarter 2021 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams' second-quarter 2021 earnings presentation will be posted at www.williams.com. The company’s second-quarter 2021 earnings conference call and webcast with analysts and investors is scheduled for Tuesday, Aug. 3, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: http://www.directeventreg.com/registration/event/9217437

A webcast link to the conference call is available at www.williams.com. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

The Williams Companies, Inc.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Millions, except per-share amounts)
Revenues:
Service revenues	$1,460	$1,446	$2,912	$2,920
Service revenues – commodity consideration	51	25	100	53
Product sales	772	310	1,883	721
Total revenues	2,283	1,781	4,895	3,694
Costs and expenses:
Product costs	697	271	1,629	667
Processing commodity expenses	18	15	39	28
Operating and maintenance expenses	379	320	739	657
Depreciation and amortization expenses	463	430	901	859
Selling, general, and administrative expenses	114	127	237	240
Impairment of goodwill	—	—	—	187
Other (income) expense – net	12	6	11	13
Total costs and expenses	1,683	1,169	3,556	2,651
Operating income (loss)	600	612	1,339	1,043
Equity earnings (losses)	135	108	266	130
Impairment of equity-method investments	—	—	—	(938)
Other investing income (loss) – net	2	1	4	4
Interest incurred	(301)	(299)	(597)	(600)
Interest capitalized	3	5	5	10
Other income (expense) – net	2	5	—	9
Income (loss) before income taxes	441	432	1,017	(342)
Less: Provision (benefit) for income taxes	119	117	260	(87)
Net income (loss)	322	315	757	(255)
Less: Net income (loss) attributable to noncontrolling interests	18	12	27	(41)
Net income (loss) attributable to The Williams Companies, Inc.	304	303	730	(214)
Less: Preferred stock dividends	—	—	1	1
Net income (loss) available to common stockholders	$304	$303	$729	$(215)
Basic earnings (loss) per common share:
Net income (loss)	$.25	$.25	$.60	$(.18)
Weighted-average shares (thousands)	1,215,250	1,213,601	1,214,950	1,213,310
Diluted earnings (loss) per common share:
Net income (loss)	$.25	$.25	$.60	$(.18)
Weighted-average shares (thousands)	1,217,476	1,214,581	1,217,344	1,213,310

The Williams Companies, Inc.
Consolidated Balance Sheet
(Unaudited)

	June 30, 2021	December 31, 2020
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,201	$142
Trade accounts and other receivables	1,000	1,000
Allowance for doubtful accounts	(1)	(1)
Trade accounts and other receivables – net	999	999
Inventories	194	136
Other current assets and deferred charges	231	152
Total current assets	2,625	1,429
Investments	5,124	5,159
Property, plant, and equipment	43,543	42,489
Accumulated depreciation and amortization	(14,244)	(13,560)
Property, plant, and equipment – net	29,299	28,929
Intangible assets – net of accumulated amortization	7,277	7,444
Regulatory assets, deferred charges, and other	1,182	1,204
Total assets	$45,507	$44,165
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$611	$482
Accrued liabilities	1,005	944
Long-term debt due within one year	2,143	893
Total current liabilities	3,759	2,319
Long-term debt	21,091	21,451
Deferred income tax liabilities	2,179	1,923
Regulatory liabilities, deferred income, and other	4,213	3,889
Contingent liabilities
Equity:
Stockholders’ equity:
Preferred stock	35	35
Common stock ($1 par value; 1,470 million shares authorized at June 30, 2021 and December 31, 2020; 1,249 million shares issued at June 30, 2021 and 1,248 million shares issued at December 31, 2020)	1,249	1,248
Capital in excess of par value	24,401	24,371
Retained deficit	(13,022)	(12,748)
Accumulated other comprehensive income (loss)	(110)	(96)
Treasury stock, at cost (35 million shares of common stock)	(1,041)	(1,041)
Total stockholders’ equity	11,512	11,769
Noncontrolling interests in consolidated subsidiaries	2,753	2,814
Total equity	14,265	14,583
Total liabilities and equity	$45,507	$44,165

The Williams Companies, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2021	2020
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$757	$(255)
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	901	859
Provision (benefit) for deferred income taxes	262	(59)
Equity (earnings) losses	(266)	(130)
Distributions from unconsolidated affiliates	345	323
Impairment of goodwill	—	187
Impairment of equity-method investments	—	938
Amortization of stock-based awards	39	24
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	(50)	85
Inventories	(58)	(9)
Other current assets and deferred charges	(56)	(13)
Accounts payable	94	236
Accrued liabilities	14	(236)
Other, including changes in noncurrent assets and liabilities	(10)	(20)
Net cash provided (used) by operating activities	1,972	1,930
FINANCING ACTIVITIES:
Proceeds from long-term debt	898	3,896
Payments of long-term debt	(11)	(3,226)
Proceeds from issuance of common stock	3	6
Common dividends paid	(996)	(971)
Dividends and distributions paid to noncontrolling interests	(95)	(98)
Contributions from noncontrolling interests	6	4
Payments for debt issuance costs	(6)	(17)
Other – net	(12)	(10)
Net cash provided (used) by financing activities	(213)	(416)
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(685)	(613)
Dispositions – net	(5)	(16)
Contributions in aid of construction	36	19
Proceeds from dispositions of equity-method investments	1	—
Purchases of and contributions to equity-method investments	(44)	(66)
Other – net	(3)	6
Net cash provided (used) by investing activities	(700)	(670)
Increase (decrease) in cash and cash equivalents	1,059	844
Cash and cash equivalents at beginning of year	142	289
Cash and cash equivalents at end of period	$1,201	$1,133
_____________
(1) Increases to property, plant, and equipment	$(693)	$(581)
Changes in related accounts payable and accrued liabilities	8	(32)
Capital expenditures	$(685)	$(613)

Transmission & Gulf of Mexico
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Regulated interstate natural gas transportation, storage, and other revenues (1)	$692	$676	$686	$702	$2,756	$708	$693	$1,401
Gathering, processing, and transportation revenues	99	78	85	86	348	86	90	176
Other fee revenues (1)	4	5	3	6	18	4	4	8
Commodity margins	3	1	4	4	12	8	7	15
Operating and administrative costs (1)	(184)	(189)	(192)	(192)	(757)	(198)	(197)	(395)
Other segment income (expenses) - net	4	2	(8)	8	6	5	5	10
Impairment of certain assets	—	—	—	(170)	(170)	—	(2)	(2)
Proportional Modified EBITDA of equity-method investments	44	42	38	42	166	47	46	93
Modified EBITDA	662	615	616	486	2,379	660	646	1,306
Adjustments	7	2	6	158	173	—	2	2
Adjusted EBITDA	$669	$617	$622	$644	$2,552	$660	$648	$1,308

Statistics for Operated Assets
Natural Gas Transmission
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (Tbtu)	13.8	12.0	12.8	13.2	12.9	14.1	13.1	13.6
Avg. daily firm reserved capacity (Tbtu)	17.7	17.5	18.0	18.2	17.9	18.6	18.3	18.5
Northwest Pipeline LLC
Avg. daily transportation volumes (Tbtu)	2.6	1.9	1.8	2.5	2.2	2.8	2.2	2.5
Avg. daily firm reserved capacity (Tbtu) (4)	3.9	3.9	3.9	3.8	3.8	3.8	3.8	3.8
Gulfstream - Non-consolidated
Avg. daily transportation volumes (Tbtu)	1.2	1.2	1.3	1.1	1.2	1.0	1.2	1.1
Avg. daily firm reserved capacity (Tbtu)	1.3	1.3	1.3	1.3	1.3	1.3	1.3	1.3
Gathering, Processing, and Crude Oil Transportation
Consolidated (2)
Gathering volumes (Bcf/d)	0.30	0.23	0.23	0.26	0.25	0.28	0.31	0.30
Plant inlet natural gas volumes (Bcf/d)	0.58	0.50	0.40	0.46	0.48	0.46	0.41	0.44
NGL production (Mbbls/d)	32	25	27	30	29	29	26	28
NGL equity sales (Mbbls/d)	5	4	5	5	5	7	5	6
Crude oil transportation volumes (Mbbls/d)	138	92	121	132	121	130	151	141
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.35	0.31	0.26	0.30	0.30	0.36	0.40	0.38
Plant inlet natural gas volumes (Bcf/d)	0.35	0.31	0.25	0.30	0.30	0.37	0.40	0.38
NGL production (Mbbls/d)	24	23	17	21	21	28	31	30
NGL equity sales (Mbbls/d)	5	8	4	6	6	9	7	8

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments.
(4) Revised to include daily maximum peak capacity.

Northeast G&P
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Gathering, processing, transportation, and fractionation revenues	$312	$308	$332	$327	$1,279	$311	$315	$626
Other fee revenues (1)	25	25	22	24	96	25	25	50
Commodity margins	1	1	1	1	4	3	—	3
Operating and administrative costs (1)	(87)	(86)	(85)	(84)	(342)	(89)	(86)	(175)
Other segment income (expenses) - net	(2)	(4)	(4)	1	(9)	(1)	(7)	(8)
Impairment of certain assets	—	—	—	(12)	(12)	—	—	—
Proportional Modified EBITDA of equity-method investments	120	126	121	106	473	153	162	315
Modified EBITDA	369	370	387	363	1,489	402	409	811
Adjustments	1	(7)	9	43	46	—	—	—
Adjusted EBITDA	$370	$363	$396	$406	$1,535	$402	$409	$811

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	4.27	4.14	4.47	4.36	4.31	4.19	4.10	4.15
Plant inlet natural gas volumes (Bcf/d)	1.23	1.22	1.36	1.45	1.32	1.41	1.62	1.52
NGL production (Mbbls/d) (4)	93	93	114	111	103	102	115	108
NGL equity sales (Mbbls/d)	2	2	2	2	2	1	1	1
Non-consolidated (3)
Gathering volumes (Bcf/d)	4.40	4.68	4.94	5.11	4.78	5.40	5.47	5.44

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated.
(3) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and a portion of the Marcellus South Supply Hub within the Appalachia Midstream Services partnership.
(4) 1st Qtr and Year columns for 2020 volumes reflect revised NGL production.

West
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year
Gathering, processing, transportation, storage, and fractionation revenues	$299	$297	$288	$320	$1,204	$262	$278	$540
Other fee revenues (1)	6	13	16	15	50	6	5	11
Commodity margins	2	30	28	25	85	128	41	169
Operating and administrative costs (1)	(115)	(111)	(108)	(105)	(439)	(106)	(114)	(220)
Other segment income (expenses) - net	(5)	—	(7)	—	(12)	—	(1)	(1)
Proportional Modified EBITDA of equity-method investments	28	24	30	28	110	25	22	47
Modified EBITDA	215	253	247	283	998	315	231	546
Adjustments	1	(1)	(2)	(6)	(8)	—	—	—
Adjusted EBITDA	$216	$252	$245	$277	$990	$315	$231	$546

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d)	3.43	3.40	3.28	3.19	3.33	3.11	3.21	3.16
Plant inlet natural gas volumes (Bcf/d)	1.26	1.33	1.31	1.13	1.25	1.20	1.20	1.20
NGL production (Mbbls/d)	35	51	71	39	49	36	39	38
NGL equity sales (Mbbls/d)	12	25	34	18	22	13	16	15
Non-consolidated (3)
Gathering volumes (Bcf/d)	0.20	0.24	0.28	0.30	0.25	0.27	0.30	0.29
Plant inlet natural gas volumes (Bcf/d)	0.20	0.23	0.28	0.29	0.25	0.27	0.30	0.28
NGL production (Mbbls/d)	17	23	26	26	23	24	32	28
NGL and Crude Oil Transportation volumes (Mbbls/d) (4)	227	142	156	147	168	85	101	93

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with operated equity-method investments, including Rocky Mountain Midstream.
(4) Includes 100% of the volumes associated with operated equity-method investments, including the Overland Pass Pipeline Company and Rocky Mountain Midstream.

Capital Expenditures and Investments
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Capital expenditures:
Transmission & Gulf of Mexico	$185	$181	$192	$190	$748	$109	$209	$318
Northeast G&P	46	41	32	38	157	40	46	86
West	72	80	93	65	310	33	76	109
Other	3	5	8	8	24	78	94	172
Total (1)	$306	$307	$325	$301	$1,239	$260	$425	$685

Purchases of and contributions to equity-method investments:
Transmission & Gulf of Mexico	$1	$1	$34	$1	$37	$3	$6	$9
Northeast G&P	27	30	47	174	278	11	24	35
West	2	5	3	—	10	—	—	—
Total	$30	$36	$84	$175	$325	$14	$30	$44

Summary:
Transmission & Gulf of Mexico	$186	$182	$226	$191	$785	$112	$215	$327
Northeast G&P	73	71	79	212	435	51	70	121
West	74	85	96	65	320	33	76	109
Other	3	5	8	8	24	78	94	172
Total	$336	$343	$409	$476	$1,564	$274	$455	$729

Capital investments:
Increases to property, plant, and equipment	$254	$327	$331	$248	$1,160	$263	$430	$693
Purchases of and contributions to equity-method investments	30	36	84	175	325	14	30	44
Total	$284	$363	$415	$423	$1,485	$277	$460	$737

(1) Increases to property, plant, and equipment	$254	$327	$331	$248	$1,160	$263	$430	$693
Changes in related accounts payable and accrued liabilities	52	(20)	(6)	53	79	(3)	(5)	(8)
Capital expenditures	$306	$307	$325	$301	$1,239	$260	$425	$685

Contributions from noncontrolling interests	$2	$2	$1	$2	$7	$2	$4	$6
Contributions in aid of construction	$14	$5	$8	$10	$37	$19	$17	$36
Proceeds from disposition of equity-method investments	$—	$—	$—	$—	$—	$—	$1	$1

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2020					2021
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$(518)	$303	$308	$115	$208	$425	$304	$729

Income (loss) - diluted earnings (loss) per common share (1)	$(.43)	$.25	$.25	$.09	$.17	$.35	$.25	$.60
Adjustments:
Transmission & Gulf of Mexico
Northeast Supply Enhancement project development costs	$—	$3	$3	$—	$6	$—	$—	$—
Impairment of certain assets	—	—	—	170	170	—	2	2
Pension plan settlement charge	4	1	—	—	5	—	—	—
Adjustment of Transco’s regulatory asset for post-WPZ Merger state deferred income tax change consistent with filed rate case	2	—	—	—	2	—	—	—
Benefit of change in employee benefit policy	—	(3)	(6)	(13)	(22)	—	—	—
Reversal of costs capitalized in prior periods	—	—	10	1	11	—	—	—
Severance and related costs	1	1	(1)	—	1	—	—	—
Total Transmission & Gulf of Mexico adjustments	7	2	6	158	173	—	2	2
Northeast G&P
Share of early debt retirement gain at equity-method investment	—	(5)	—	—	(5)	—	—	—
Share of impairment of certain assets at equity-method investments	—	—	11	36	47	—	—	—
Pension plan settlement charge	1	—	—	—	1	—	—	—
Impairment of certain assets	—	—	—	12	12	—	—	—
Benefit of change in employee benefit policy	—	(2)	(2)	(5)	(9)	—	—	—
Total Northeast G&P adjustments	1	(7)	9	43	46	—	—	—
West
Pension plan settlement charge	1	—	—	—	1	—	—	—
Benefit of change in employee benefit policy	—	(1)	(2)	(6)	(9)	—	—	—
Total West adjustments	1	(1)	(2)	(6)	(8)	—	—	—
Other
Regulatory asset reversals from impaired projects	—	—	8	7	15	—	—	—
Commodity derivative non-cash mark-to-market	—	—	—	—	—	—	4	4
Reversal of costs capitalized in prior periods	—	—	3	—	3	—	—	—
Pension plan settlement charge	—	—	—	1	1	—	—	—
Accrual for loss contingencies	—	—	—	24	24	5	5	10
Total Other adjustments	—	—	11	32	43	5	9	14
Adjustments included in Modified EBITDA	9	(6)	24	227	254	5	11	16
Adjustments below Modified EBITDA
Accelerated depreciation for decommissioning assets	—	—	—	—	—	—	20	20
Impairment of equity-method investments	938	—	—	108	1,046	—	—	—
Impairment of goodwill (2)	187	—	—	—	187	—	—	—
Share of impairment of goodwill at equity-method investment	78	—	—	—	78	—	—	—
Allocation of adjustments to noncontrolling interests	(65)	—	—	—	(65)	—	—	—
	1,138	—	—	108	1,246	—	20	20
Total adjustments	1,147	(6)	24	335	1,500	5	31	36
Less tax effect for above items	(316)	8	1	(68)	(375)	(1)	(8)	(9)
Adjusted income available to common stockholders	$313	$305	$333	$382	$1,333	$429	$327	$756
Adjusted income - diluted earnings per common share (1)	$.26	$.25	$.27	$.31	$1.10	$.35	$.27	$.62
Weighted-average shares - diluted (thousands)	1,214,348	1,214,581	1,215,335	1,216,381	1,215,165	1,217,211	1,217,476	1,217,344
(1) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(2) Our partner's $65 million share of the first-quarter 2020 impairment of goodwill is reflected below in Allocation of adjustments to noncontrolling interests.

Reconciliation of Cash Flow from Operating Activities to Available Funds from Operations (AFFO)
(UNAUDITED)
	2020					2021
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

The Williams Companies, Inc.
Reconciliation of GAAP "Net cash provided (used) by operating activities" to Non-GAAP "Available funds from operations"

Net cash provided (used) by operating activities	$787	$1,143	$452	$1,114	$3,496	$915	$1,057	$1,972
Exclude: Cash (provided) used by changes in:
Accounts receivable	(67)	(18)	103	(16)	2	59	(9)	50
Inventories	(19)	28	24	(22)	11	8	50	58
Other current assets and deferred charges	(20)	33	2	(26)	(11)	6	50	56
Accounts payable	155	(391)	313	(70)	7	(38)	(56)	(94)
Accrued liabilities	150	86	50	23	309	116	(130)	(14)
Other, including changes in noncurrent assets and liabilities	(23)	43	(32)	17	5	16	(6)	10
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)
Dividends and distributions paid to noncontrolling interests	(44)	(54)	(49)	(38)	(185)	(54)	(41)	(95)
Contributions from noncontrolling interests	2	2	1	2	7	2	4	6
Available funds from operations	$920	$872	$863	$983	$3,638	$1,029	$919	$1,948

Common dividends paid	$485	$486	$485	$485	$1,941	$498	$498	$996

Coverage ratio:
Available funds from operations divided by Common dividends paid	1.90	1.79	1.78	2.03	1.87	2.07	1.85	1.96

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2020					2021
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Net income (loss)	$(570)	$315	$323	$130	$198	$435	$322	$757
Provision (benefit) for income taxes	(204)	117	111	55	79	141	119	260
Interest expense	296	294	292	290	1,172	294	298	592
Equity (earnings) losses	(22)	(108)	(106)	(92)	(328)	(131)	(135)	(266)
Impairment of goodwill	187	—	—	—	187	—	—	—
Impairment of equity-method investments	938	—	—	108	1,046	—	—	—
Other investing (income) loss - net	(3)	(1)	(2)	(2)	(8)	(2)	(2)	(4)
Proportional Modified EBITDA of equity-method investments	192	192	189	176	749	225	230	455
Depreciation and amortization expenses	429	430	426	436	1,721	438	463	901
Accretion expense associated with asset retirement obligations for nonregulated operations	10	7	10	8	35	10	11	21
Modified EBITDA	$1,253	$1,246	$1,243	$1,109	$4,851	$1,410	$1,306	$2,716

Transmission & Gulf of Mexico	$662	$615	$616	$486	$2,379	$660	$646	$1,306
Northeast G&P	369	370	387	363	1,489	402	409	811
West	215	253	247	283	998	315	231	546
Other	7	8	(7)	(23)	(15)	33	20	53
Total Modified EBITDA	$1,253	$1,246	$1,243	$1,109	$4,851	$1,410	$1,306	$2,716

Adjustments (1):

Transmission & Gulf of Mexico	$7	$2	$6	$158	$173	$—	$2	$2
Northeast G&P	1	(7)	9	43	46	—	—	—
West	1	(1)	(2)	(6)	(8)	—	—	—
Other	—	—	11	32	43	5	9	14
Total Adjustments	$9	$(6)	$24	$227	$254	$5	$11	$16

Adjusted EBITDA:

Transmission & Gulf of Mexico	$669	$617	$622	$644	$2,552	$660	$648	$1,308
Northeast G&P	370	363	396	406	1,535	402	409	811
West	216	252	245	277	990	315	231	546
Other	7	8	4	9	28	38	29	67
Total Adjusted EBITDA	$1,262	$1,240	$1,267	$1,336	$5,105	$1,415	$1,317	$2,732

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.

Reconciliation of Net Income (Loss) to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2021 Guidance
(Dollars in millions, except per share amounts and coverage ratio)	Low	Mid	High

Net income (loss)	$1,385	$1,485	$1,585
Provision (benefit) for income taxes		490
Interest expense		1,175
Equity (earnings) losses		(475)
Proportional Modified EBITDA of equity-method investments		835
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		1,795
Other		(10)
Modified EBITDA	$5,195	$5,295	$5,395
EBITDA Adjustments		5
Adjusted EBITDA	$5,200	$5,300	$5,400

Net income (loss)	$1,385	$1,485	$1,585
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		64
Net income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$1,321	$1,421	$1,521

Adjustments:
Adjustments included in Modified EBITDA (1)		5
Adjustments below Modified EBITDA (1)		—
Allocation of adjustments to noncontrolling interests (1)		—
Total adjustments		5
Less tax effect for above items (1)		(1)
Adjusted income available to common stockholders	$1,325	$1,425	$1,525
Adjusted diluted earnings per common share	$1.09	$1.17	$1.25
Weighted-average shares - diluted (millions)		1,217

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital and changes in other, including changes in noncurrent assets and liabilities)	$3,890	$3,990	$4,090
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(200)
Contributions from noncontrolling interests		13
Available funds from operations (AFFO)	$3,700	$3,800	$3,900
AFFO per common share	$3.04	$3.12	$3.20
Common dividends paid		$2,000
Coverage Ratio (AFFO/Common dividends paid)	1.85x	1.90x	1.95x

(1) See "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income"
for additional details.

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

•The impact of the coronavirus (COVID-19) pandemic.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 24, 2021.

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